UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 23, 2014

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 23, 2014, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2014;
3.	To approve (on an advisory basis) Jabil’s executive compensation; and
4.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

Only stockholders of record at the close of business on November 25, 2013 are entitled to notice of, and to vote at, the Annual Meeting.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website, or by telephone at the telephone number, shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2013 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet.

YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver

Corporate Secretary and General Counsel

St. Petersburg, Florida

December 17, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 23, 2014

The Proxy Statement and Annual Report to Stockholders are available at

http://jbl.client.shareholder.com/annuals.cfm

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement

JABIL CIRCUIT, INC.

PROXY STATEMENT

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE VIA THE INTERNET OR TELEPHONE.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 23, 2014

Information Concerning Solicitation And Voting

General

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil” “Company” “we” “our” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 23, 2014, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

These proxy solicitation materials, together with Jabil’s 2013 Annual Report to Stockholders, were mailed on or about December 17, 2013 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Measurement Date

Stockholders of record at the close of business on November 25, 2013 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of November 1, 2013 (the “Measurement Date”), 206,454,127 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section. The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $20.71 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet or telephone at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2013 election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

The approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2, 3 and 4. Proposal 3 is considered a non-binding advisory vote.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner. If you own shares through a broker, therefore, you must instruct your broker how to vote in order for your vote to be counted.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or via the Internet or telephone at the World Wide Web address or telephone number set forth on the enclosed proxy card. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (Eastern Time) on January 22, 2014.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on January 22, 2014. Voting in such a manner via the Internet will not affect your right to decide how your shares are voted should you decide to attend the Annual Meeting.

General Information. These Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet or telephone through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet and telephone voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2014 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 19, 2014 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. Our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2014 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our proxy statement, our Corporate Secretary must receive notice of the matter not less than 120 days prior to December 17, 2014, which will be August 19, 2014. The proxy solicited by the Board of Directors for the 2014 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 19, 2014. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.

Fiscal Year End

Jabil’s fiscal year ends on August 31.

Beneficial Ownership

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 206,454,127 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

Directors, Director Nominees, Named Executive Officers and Principal Stockholders	Number of Shares (1)(2)		Percent of Total
Principal Stockholders:
FMR LLC (3)	22,737,330		11.0%
82 Devonshire Street
Boston, Massachusetts 02109
The Vanguard Group, Inc. (4)	10,649,988		5.2%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Directors and Director Nominees:
Martha F. Brooks (5)	45,630		*
Mel S. Lavitt (6)	119,430		*
Timothy L. Main (7)	856,002		*
Mark T. Mondello (8)	692,791	*
Lawrence J. Murphy (9)	91,492		*
Frank A. Newman (10)	164,565		*
Steven A. Raymund (11)	132,188		*
Thomas A. Sansone (12)	2,636,045		1.3%
David M. Stout	44,500		*
Named Executive Officers:
Forbes I.J. Alexander (13)	219,605		*
William D. Muir, Jr. (14)	337,697		*
William E. Peters (15)	371,341		*
Joseph A. McGee (16)	263,561		*
Hwai Hai Chiang	50,492		*
All current directors and executive officers as a group (17 persons) (17)	6,117,297		3.0%

*	Less than one percent.

(1)	This column does not include any shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 939,589 SARs, all of which have vested as of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $20.71 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to $21.56, then certain of these SARs could become exercisable within 60 days of the Measurement Date.
(2)	Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and NEOs may be deemed to be pledged.

(3)	The amount shown and the following information is derived from a Schedule 13G/A filed by FMR LLC, reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G/A, FMR LLC has sole voting power over 435,534 shares and sole dispositive power over 22,737,330 shares. Fidelity Management & Research Company (a wholly-owned subsidiary of FMR LLC), Fidelity Management Trust Company (a wholly-owned subsidiary of FMR LLC), Strategic Advisers, Inc. (a wholly-owned subsidiary of FMR LLC) and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary of FMR LLC) each hold investment power, and in some cases, voting power over certain shares.
(4)	The amount shown and the following information is derived from a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”), reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, Vanguard has sole voting power over 268,043 shares, sole dispositive power over 10,390,514 shares and shared dispositive power over 259,474 shares.
(5)	Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’ children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, (ii) 3,660 total shares owned separately by three of Ms. Brooks’ children, over which Ms. Brooks disclaims beneficial ownership.
(6)	Includes (i)15,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date and (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership.
(7)	Mr. Main was also Chief Executive Officer and President of Jabil for a portion of the 2013 fiscal year, and thus is a NEO in addition to being a director. Includes (i)170,000 shares subject to options held by Mr. Main that are exercisable within 60 days of the Measurement Date, (ii) 4,310 total shares owned separately by two trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of four trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 2,290 total shares owned separately by two accounts, for each of which Mr. Main serves as a custodian for one of his children under the Florida Uniform Transfers to Minors Act.
(8)	Mr. Mondello is also Chief Executive Officer, and thus is a NEO in addition to being a director. Includes 170,000 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date.
(9)	Includes 15,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date.
(10)	Includes 15,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date.
(11)	Includes 15,000 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date.
(12)	Includes (i) 2,088,532 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (ii) 393,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iii)15,000 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date and (iv) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.
(13)	Includes 80,000 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date.
(14)	Includes (i) 80,000 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership and (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership.
(15)	Includes 115,000 shares subject to options held by Mr. Peters that are exercisable within 60 days of the Measurement Date.
(16)	Includes 80,000 shares subject to options held by Mr. McGee that are exercisable within 60 days of the Measurement Date.
(17)	Includes 853,284 shares subject to options held by nine executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date. All of the shares disclaimed in the individual line items above are also disclaimed here.

Section  16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2013, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were met.

Corporate Governance
and Board of Directors Matters

The affairs of Jabil are managed by the Board of Directors. Each member of the Board is elected at the annual meeting of stockholders each year or appointed by the incumbent Board and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Timothy L. Main, Chairman
Thomas A. Sansone, Vice Chairman			Chair
Martha F. Brooks	✓
Mel S. Lavitt		✓	✓
Mark T. Mondello
Lawrence J. Murphy		✓
Frank A. Newman	✓
Steven A. Raymund	Chair
David M. Stout		Chair	✓

Role of the Board of Directors’ Committees

Audit Committee. The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Committee was adopted on October 20, 2011, and is available in the Investor Relations / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Committee met eleven times and did not take action by written consent during fiscal 2013.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board regarding such candidates. The Committee also evaluates and makes recommendations to the Board in connection with its annual review of director independence and the Board’s performance self-evaluation. The current charter of the Committee was adopted on October 27, 2005, and is available in the Investor Relations / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met four times and did not take action by written consent during fiscal 2013.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also generally empowered to administer Jabil’s 2002 Stock Incentive Plan and 2011 Stock Award and Incentive Plan, each with respect to all individuals. The current charter of the Committee was adopted on July 18, 2013, and is available in the Investor Relations/Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met nine times and did not take action by written consent during fiscal 2013.

Risk Oversight

The Board’s Role in Risk Oversight. Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The potential adverse impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid minor potential adverse impacts may not be appropriate. In other cases, a potential adverse impact may be significant, and spending resources to avoid or mitigate such a significant potential adverse impact is prudent. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. We engage in numerous activities seeking to align our voluntary risk-taking with Company strategy, and understand that projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, and the Nominating and Corporate Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these Committees periodically report to the Board regarding briefings provided by management and advisors as well as the Committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The heads of each business group typically report to the Board quarterly, identifying and discussing various risks that they are facing. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the internal audit department periodically reports to the Audit Committee on its evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The internal audit department also consults with third party sources and advisors regarding certain potential risks facing Jabil, which is incorporated into its summary.

Certain financial risks are identified and discussed during our quarterly and year-end processes to follow Section 302 of the Sarbanes-Oxley Act of 2002. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters. Similarly, we are required under Section 404 of the Sarbanes-Oxley Act of 2002 to produce an annual report on internal control over financial reporting in our Annual Reports on Form 10-K that contains management’s assessment of the effectiveness of Jabil’s internal control over financial reporting, and we also include certifications by our Chief Executive Officer and our Chief Financial Officer as to internal control matters. As part of management’s rigorous review of Jabil’s internal control over financial reporting in order to assure compliance with the Section 404 requirements, certain risks are identified and discussed.

Risks in Compensation Practices. Jabil conducted a risk assessment of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our risk assessment included a qualitative and quantitative analysis of our compensation and benefit programs in which employees at all levels of the organization may participate, including our executive officers. Our programs contain various mitigating factors to ensure our employees, including the NEOs, are not encouraged to take unreasonable risks in managing the business. These factors include:

•	Annual cash incentives and vesting for performance-based long-term awards use financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance, but set maximum payouts at 100% to 200% of the target levels for cash incentives and for various equity awards over the past three fiscal years.
•	Diverse performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

•	A mix of time-based and performance-based equity awards to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.
•	A balance of short-term and long-term compensation creating diverse time horizons.
•	A relationship between performance for a given metric and the corresponding payout factor that, we believe, mitigates risk by avoiding situations where a relatively small amount of increased performance results in a relatively high corresponding amount of increased compensation.
•	A relatively high degree of difficulty of performance targets.
•	Relatively long performance measurement periods to encourage long-term, rather than short-term, performance.
•	Minimum stock ownership requirements for our executive officers and directors to, among other things, encourage them to act in a more risk-averse manner to avoid a significant decrease in their net worth.
•	Oversight of compensation programs by the Compensation Committee. We believe this mitigates risk by empowering a group of independent directors with substantial experience and expertise who owe fiduciary duties to act in the best interests of Jabil’s stockholders.
•	Oversight of programs by a broad-based group of functions within Jabil and at multiple levels within the organization to encourage different viewpoints and avoid situations where a small number of people are involved in compensation decisions.
•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.

Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Jabil at that time. Our current Chairman, Mr. Main, is not an officer. Mr. Main has served as our Chairman since January 2013 and he served as our Chief Executive Officer from 2000 until March 2013.

Executive Sessions

Our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our management present. Mr. Sansone, Vice Chairman, presides at such meetings, which occurred two times during fiscal 2013. See “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investor Relations /Corporate Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with these Guidelines.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider and assess the effectiveness of its Corporate Governance Guidelines in connection with the annual director nomination process to assure it includes an effective mix of people to further our long-term business interests.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the Board, the lesser of 20,000 shares or the total number of equity awards granted over the preceding three years. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	shares deemed to be beneficially owned under federal securities laws;
•	unvested time-based restricted stock shares;
•	shares subject to unvested time-based restricted stock unit awards; and
•	other forms of ownership approved by the board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain half of the after-tax shares until the requirement is met.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board for nomination at each annual meeting of stockholders. This Committee will consider nominees for board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having high performance standards, and adding to the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;
•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;
•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and
•	a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);
•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);
•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);
•	a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;
•	a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;
•	a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;
•	a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and
•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

In October 2013, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following directors are independent: Martha F. Brooks, Mel S. Lavitt, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone, and David M. Stout. As required by applicable law, the Board will make and publicly disclose its independence determination for each director when the director is first elected to the Board and annually thereafter for all nominees for election as directors.

For fiscal 2013, the Board of Directors evaluated and considered a relationship when determining the independence of Mr. Sansone. As previously disclosed, an entity controlled by Mr. Sansone (“Tomcat”) had an agreement with Jabil at market-competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. This agreement terminated on October  31, 2012. Tomcat paid Jabil approximately $17,352.26 for such flight crew’s services during the 2013 fiscal year.

Board of Directors Meetings During Fiscal 2013

The Board of Directors held a total of four meetings and took action by written consent three times during fiscal 2013. All directors attended 75% or more of the aggregate number of Board and committee meetings. The Chairman of the Board presides over all meetings of the Board.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the previous Annual Meeting of Stockholders.

Communication with the Board of Directors

Communications directed to any director, or any group of directors, must be in writing and sent certified mail to 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;
•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and
•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics titled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, principal accounting officer and controller. The text of both documents can be found in the Investor Relations/ Corporate Governance section of Jabil’s website (www.jabil.com). Jabil anticipates that in the event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Mr. Lavitt, Mr. Murphy and Mr. Stout. No member of the Committee who served during fiscal 2013 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Related Party Transactions

Related Party Transactions Policy. Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Committee meeting, the Committee’s chair shall have the authority to act on behalf of the Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Committee (or, as applicable, the Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions. Charles A. Main, a brother of Timothy L. Main, a director of Jabil and the former Chief Executive Officer and President, is employed by Jabil’s Materials Technology Services group as Vice President, Global Business Unit. His compensation for fiscal 2013 consisted of the following items: regular base salary earnings of $263,000, a bonus of $405,020, a total of 15,520 equity grants (consisting of performance-based and time-based restricted stock units) whose aggregate grant date fair value was $273,152, a $10,209 contribution by Jabil on his behalf to his 401(k) plan account, a cost of living adjustment and a housing allowance totaling $46,879, tax preparation fees and payment of a tax extension totaling $23,350, and a tax gross up of $27,234 for total compensation of $1,048,844.

Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal 2013, the non-management directors received the following annual retainers, payable in cash quarterly:

Position	Annual Retainer ($)
Board membership fee (non-management directors only)	58,000
Chairman of the Board	75,000
Audit Committee – Chair	30,000
Audit Committee – other members	15,000
Compensation Committee – Chair	20,000
Compensation Committee – other members	10,000
Nominating and Corporate Governance Committee – Chair	10,000
Nominating and Corporate Governance Committee – other members	5,000

No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings. In addition, non-employee directors are eligible to receive awards under the 2011 Stock Award and Incentive Plan. For fiscal 2013, each non-employee director received 8,500 time-based restricted stock units (“RSUs”), which vested on August 31, 2013 provided that the director continued to serve on that date.

Director Compensation in Fiscal 2013

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Timothy L. Main	66,500	—	66,500
Thomas A. Sansone	68,000	149,600	217,600
Martha F. Brooks	73,000	149,600	222,600
Mel S. Lavitt	73,000	149,600	222,600
Mark T. Mondello	—	—	—
Lawrence J. Murphy	68,000	149,600	217,600
Frank A. Newman	73,000	149,600	222,600
Steven A. Raymund	88,000	149,600	237,600
David M. Stout	83,000	149,600	232,600
(1)	As of the end of fiscal 2013, the following non-employee directors had outstanding option awards: Mr. Lavitt -25,000; Mr. Main – 275,000; Mr. Murphy – 25,000; Mr. Newman – 25,000; Mr. Raymund – 25,000; and Mr. Sansone -25,000.
(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718. For all of the directors who received a stock award in fiscal 2013, this amount was determined by multiplying the total number of RSUs awarded, 8,500, by the closing stock price on the date of grant (October 16, 2012) of $17.60, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013. These awards vested on August 31, 2013.

PROPOSAL No. 1

Election of Directors

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Information regarding Jabil’s nominees for director is set forth below:

Name	Age	Principal Position	Director Since
Martha F. Brooks	54	Director	2011
Mel S. Lavitt	76	Director	1991
Timothy L. Main	56	Chairman	1999
Mark T. Mondello	49	Director, Chief Executive Officer	2013
Lawrence J. Murphy	71	Director	1989
Frank A. Newman	65	Director	1998
Steven A. Raymund	58	Director	1996
Thomas A. Sansone	64	Vice Chairman	1983
David M. Stout	59	Director	2009

Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

Board Composition

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, the willingness to be accountable for their decisions, providing informed judgment on a broad range of issues, being financially literate, acting with mature confidence which involves the ability to participate in open discussion, expecting high performance, and being passionate and creative. Additionally, the individuals that comprise the board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our board as a whole.

Martha F. Brooks. Ms. Brooks is currently a Director of Bombardier Inc., Harley-Davidson, Inc., and Algeco Scotsman Holding S.A.R.L. She was also a Director of International Paper from 2003 to 2009. From 2007 to 2009, Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., a global leader in aluminum rolling and recycling. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan Inc. completed a spinoff of Novelis. From 2002 to 2004, Ms. Brooks served as CEO, Americas and Asia Rolled Products Business and Senior Vice President of Alcan Inc. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a B.A. in Economics and Political Science and an M.B.A. in International Business from Yale University. We believe that Ms. Brooks’ extensive business experience and service on boards of other publicly-traded companies qualify her for re-election to the Board.

Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since 1991. Currently, Mr. Lavitt is a Senior Advisor to Needham & Company, LLC, an investment bank. He is also the Managing Member of The Lavitt Group L.L.C., a financial consulting firm and serves as Chairman on the Board of Directors of the Utah Governor’s Office of Economic Development. In addition, Mr. Lavitt is an Advisory Director at Xavient Information Systems, a Board Member at Utah Capital Investment Corporation (Utah Fund of Funds), a Trustee of EDCUtah, and is on the Government Herbert Economic Council. From July 2007 to June 2008, Mr. Lavitt held several positions with GC Capital Management LLC, a registered advisory firm, including Co-Managing Partner and Senior Advisor. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From 1987 until 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is a graduate of Brown University. We believe that Mr. Lavitt’s business background and experience, including years of service as an investment banker, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure and financing, which therefore qualify him for re-election to the Board.

Timothy L. Main. Mr. Main served as Chief Executive Officer of Jabil from 2000 until March 1, 2013, and as a director since 1999. He currently serves as Chairman of the Board. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to Operations Manager in 1987, to Project Manager in 1989, to Vice President Business Development in 1991, and to Senior Vice President, Business Development in 1996 and President in 1999. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird). We believe that Mr. Main’s extensive history and experience with Jabil, including his current service as our Chairman of the Board and prior service as Chief Executive Officer of Jabil qualify him for re-election to the Board.

Mark T. Mondello. Mr. Mondello has served as Chief Executive Officer since March 1, 2013. Mr. Mondello was promoted to Chief Operating Officer in November 2002. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and was promoted to Project Manager in 1993. Mr. Mondello was named Vice President, Business Development in 1997 and served as Senior Vice President, Business Development from January 1999 through November 2002. Prior to joining Jabil, Mr. Mondello served as project manager on commercial and defense-related aerospace programs for Moog, Inc. He holds a B.S. in Mechanical Engineering from the University of South Florida. We believe that Mr. Mondello’s current service as Chief Executive Officer of Jabil qualifies him for re-election to the Board.

Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since 1989 and as an independent consultant to Jabil from 1997 until 2004. From 1992 until 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan. Mr. Murphy holds a Bachelor of Science in Accounting and a Juris Doctorate in law. We believe that Mr. Murphy’s business and legal experience, long-standing service as a Jabil director, financial accounting and management expertise, as well as his prior service as an independent consultant to Jabil, all qualify him for re-election to the Board.

Frank A. Newman. Mr. Newman has served as a director of Jabil since 1998. Since May 2012, he has been President and Chief Executive Officer (initially as the non-executive interim Chief Executive Officer before transitioning to the full-time position of President and Chief Executive Officer) of the Stow Company in Holland, Michigan. Mr. Newman served as Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, from 2003 to February 2011 and its Chief Executive Officer from 2002 to February 2011. From 2001 until 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From 1993 until 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from 1996 until 2000 and its Chairman of the Board of Directors from 1997 until 2000. From 1986 until 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. We believe that Mr. Newman’s extensive business experience, including his prior service as the chief executive officer of publicly-traded companies, knowledge of our Company, service on boards of other publicly-traded companies and proven leadership ability qualify him for re-election to the Board.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984 and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986, serving until his resignation in October 2006. Mr. Raymund holds a Bachelor of Science in Economics from the University of Oregon, and a Master’s Degree in International Politics, Georgetown University, School of Foreign Services. We believe that Mr. Raymund’s extensive business experience, including his former service as the chief executive officer of a publicly-traded company, knowledge of our Company, service on boards of other publicly-traded companies and service leading the Audit Committee qualify him for re-election to the Board.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University. We believe that Mr. Sansone’s business and legal experience, including his prior service as President of Jabil, qualify him for re-election to the Board.

David M. Stout. Mr. Stout became a director of Jabil in September 2009. He is also currently a director of Airgas, Inc., NanoBio Corporation, and Shire PLC. From 2003 to 2008, Mr. Stout was President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations. From 1999 to 2003, he served as President of U.S. Pharmaceuticals. From 1996 until 1998, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham. From 1994 until 1996, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation and held various executive and sales and marketing positions with Schering-Plough from 1979. Mr. Stout holds a Bachelor of Science in Biology from Western Maryland College. We believe that Mr. Stout’s extensive business experience and service on boards of other publicly-traded companies qualify him for re-election to the Board.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL No. 2

Ratification of Appointment of Independent Registered
Certified Public Accounting Firm

In October 2013, the Audit Committee approved the selection of Ernst & Young LLP (“E&Y”) to serve as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2014.

The audit reports of E&Y on the consolidated financial statements of Jabil and its subsidiaries as of and for the year ended August 31, 2013 and the effectiveness of internal control over financial reporting as of August 31, 2013 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended August 31, 2013, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2013 on October 28, 2013, there were (i) no disagreements between Jabil and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

Audit Committee Report

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered certified public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered certified public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered certified public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered certified public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered certified public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered certified public accounting firm.

For fiscal 2013, E&Y has acted as Jabil’s independent registered certified public accounting firm.

In this context, the Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and E&Y.
(2)	The Audit Committee has discussed with E&Y the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard 16.
(3)

The Audit Committee has received and reviewed the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board Rule regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence from Jabil.
(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, for filing with the SEC.
(5)	The Audit Committee has appointed E&Y as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2014.

Submitted by the Audit Committee:

Steven A. Raymund, Chair

Frank A. Newman

Martha F. Brooks

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by E&Y for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2013 and August 31, 2012, and fees billed for other services rendered by E&Y during those periods.

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees	$6,554,000	$4,881,000
Audit-Related Fees	$1,784,000	$0
Tax Fees	$4,011,000	$2,923,000
All Other Fees	$0	$13,000

Total Fees	$12,349,000	$7,817,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and tax planning (domestic and international).

All Other Fees. Consists of fees billed for professional services for advice on HR administration and process for employment.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered certified public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2013, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of E&Y, the appointment of the independent registered certified public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL No. 3

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules issued by the SEC require that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs, as disclosed in this proxy statement.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this proxy statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

o	Our Compensation Committee is composed solely of independent directors. The Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

o	Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals in an attempt to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

o	A substantial portion of the compensation payable to our NEOs is performance-based, including our annual cash incentive program, our performance-based restricted stock unit awards and our long-term cash incentive awards, which vest over multi-year performance periods, if at all. Over 80% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

o	Our compensation philosophy is to pay for performance. The following are highlights of Jabil’s performance in fiscal 2013:
•	Net revenue for four consecutive years has been the highest in our history, with fiscal 2013 increasing 6.4% over fiscal 2012.
•	Fiscal 2013 cash flow from operations was 1.2 billion, exceeding our target of $1 billion.
•	Core return on invested capital for purposes of compensation (please see the “Compensation Discussion and Analysis” section for an explanation of how we calculate this amount) was 19.3%.
•	$196 million in capital was returned to stockholders through dividends and share-repurchases.
•	Three and five-year total shareholder return (“TSR”) of 133.2% and 50.3% respectively significantly outpaced the S&P 500 Index three-year and five-year TSR of 66.0% and 42.3%.

o	We believe the payout levels in relation to our performance demonstrate that our goals are set at challenging levels. All of our NEOs received an annual cash incentive awards for fiscal 2013 that paid out at below target levels. The CEO received a cash incentive award payout at 11% of target, and the four other NEOs received cash incentive award payouts ranging from 11% to 98% of target.

o	We have stock ownership requirements for our NEOs.

o	We employ our NEOs “at will” without guaranteed employment, severance or change in control agreements.

o	We generally do not pay any material perquisites to our NEOs other than costs associated with expatriate relocation at Jabil’s request.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than the January 2018 annual meeting of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL No. 4

Transaction of Such Other Business

as May Properly Come Before the Annual Meeting
Including any Adjournment Thereof

The Board does not know of any matter for action by stockholders at the Annual Meeting other than Proposals 1, 2, and 3. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Robert L. Paver and Forbes I.J. Alexander, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Messrs. Paver and Alexander intend to vote on any such matter in accordance with his or their judgment on such matter.

Recommendation of the Board of Directors

The Board of Directors believes that it is in Jabil’s best interests to authorize Messrs. Paver and Alexander to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the Annual Meeting (including any adjournment thereof).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Compensation Discussion and Analysis

Executive Summary

Jabil continues to deliver record financial performance, grow in targeted markets, and invest capital back into our business. Our three and five-year total shareholder returns outperformed the S&P 500 Index. Highlights include the following:

•	Net revenue for each of the last four consecutive fiscal years has been the highest in Jabil’s history, and was at $18.3 billion for fiscal 2013.
•	Fiscal 2013 cash flow from operations, at $1.2 billion, exceeded our target of $1 billion.
•	Core return on invested capital (“ROIC”) was 21% in fiscal 2013 (as calculated for purposes of compensation, core ROIC was 19.3%).
•	Due, in our opinion, to a strong balance sheet, we returned $196 million in capital to stockholders through dividends and share-repurchases in fiscal 2013.
•	Jabil’s three-year and five-year total shareholder return (“TSR”) of 133.2% and 50.3% respectively significantly outpaced the S&P 500 Index three-year and five-year TSR of 66.0% and 42.3%.

We believe that our executive compensation program effectively motivates our executives to influence the achievement of our financial and operating results and promote Jabil’s short and long-term success, which will lead to a long-term increase in value for our stockholders. A majority of our Named Executive Officer (“NEO”) compensation is at risk and tied to performance-based metrics. Our compensation program is designed to incent our executives to execute on a strategy that focuses on achieving earnings growth, increasing profit margin and return on invested capital, and improving other financial and operating metrics (as discussed further below, annual cash incentives are based upon core, rather than GAAP, metrics).

Fiscal 2013 Compensation Program

As a result of the planned retirement of its Chief Executive Officer and President, Mr. Timothy Main, during fiscal 2013, Jabil underwent changes in its executive leadership. Mr. Mark Mondello, Jabil’s long-time Chief Operating Officer, became Chief Executive Officer. The roles, responsibilities, and areas of influence of several executive and senior officers changed, affecting titles and those with executive officer status, and, in some cases, resulting in adjustments to compensation to fit these new roles. As a result, Mr. Hwai Hai Chiang is no longer an executive officer and Mr. Joseph McGee, Executive Vice President, Strategic Planning and Development, is an executive officer, warranting his consideration as a NEO. These changes are noted within the “Compensation Discussion and Analysis” and the compensation tables.

The philosophies underlying the fiscal 2013 compensation program did not change from the prior year—that compensation should be closely linked to Company performance, motivate the executives to implement our business strategy, reward actual results achieved, and emphasize the achievement of stockholder value. A significant portion of each NEO’s compensation package contains long-term equity-based incentives, which give the NEOs a considerable stake in delivering stockholder value.

The annual cash incentive awards for the NEOs were to be earned based on the achievement of a combination of the following corporate metrics: core operating income, core operating profit margin, core ROIC, individual objectives and, for the NEO responsible for a specific division, the following group metrics: core operating income, core operating profit margin and net ROIC. The definitions of these metrics for compensation purposes are set forth in “NEO Annual Cash Incentives”. The Committee believes these metrics are key in implementing short and long-term strategic plans and in measuring the executives’ progress, and that our executives’ performance can directly impact the results of these metrics.

The NEOs’ performance-based equity and long term cash incentive awards granted in fiscal 2013 will vest, if at all, based on cumulative core earnings per share (“EPS”) over a multi-year period. The definition of this metric for compensation purposes is set forth in “NEO Long-Term Incentives”. The performance goals were set at what the

Compensation Committee believed ranged from a moderate to a high degree of difficulty. For the fiscal 2013 equity-based grant, the potential number of shares earned is capped at 100% achievement as opposed to previous years in which achievement was capped at 150%. Two-thirds of equity-based awards granted to NEOs in fiscal 2013 were designed to vest based upon long-term financial performance. A long-term performance-based cash incentive was awarded in fiscal 2013 with the intent to incent management to achieve higher earnings per share results and to reward management if those results were achieved. In addition to performance-based compensation, the Committee awarded time-based restricted stock units (“RSUs”) as a component of long-term equity compensation to attract and retain talent.

Pay for Performance Philosophy

One of our core philosophies is to pay for performance. We believe that the following charts and tables are helpful in illustrating that the actual compensation we have paid to our executives reflects this philosophy. These tables supplement the information in the Summary Compensation table, the Grants of Plan-Based Awards in Fiscal 2013 table, and the Outstanding Equity Awards at 2013 Fiscal Year End table.

The following chart illustrates how our NEOs’ compensation ties to Jabil’s financial performance over a period of several years. The compensation values in this chart (that is, salaries plus actual cash incentives received plus the grant date value of equity and equity-based awards) are those set forth in the Summary Compensation Table, excluding “All Other Compensation”. For fiscal 2013, the five NEOs represented in the chart are those who were executive officers at the end of the fiscal year (Messrs. Mondello, Alexander, Muir, Peters, and McGee).

*As defined for compensation purposes in “NEO Annual Cash Incentives”

Financial and operational performance in fiscal 2013 resulted in cash payouts to the NEOs under the annual cash incentive program ranging from 11% to 98% of the applicable target levels. We believe this range is a direct result of our philosophy of holding executives accountable for driving performance of the strategic and financial goals within their areas of influence. Table 1 illustrates the targeted versus actual payout of the performance-based annual cash incentives to the NEOs over the previous seven fiscal years (but only for those years they were NEOs).

Table 1: Annual Cash Incentive Achievement History

NEO	Fiscal Year	Cash Incentives Actual Payout Against Target
Mark T. Mondello	2013	11.2%
Chief Executive Officer	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
Forbes I.J. Alexander	2013	11.2%
Chief Financial Officer	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
William D. Muir, Jr.	2013	11.2%
Chief Operating Officer	2012	36.3%
	2011	92.3%
	2010	200.0%
	2009	33.7%
	2008	10.3%
	2007	39.2%
William E. Peters, President	2013	11.2%
Joseph A. McGee,	2013	30.5%
Executive Vice President, Strategic
Planning and Development
Timothy L. Main	2013	11.2%
Former Chief Executive Officer, President	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
Hwai Hai Chiang	2013	97.6%
Executive Vice President, Chief Executive	2012	156.8%
Officer, Materials Technology Services

Table 2 shows the achievement levels for performance-based awards over the last several years and that the actual value being delivered to the NEOs in the form of performance-based equity compensation has varied over these years.

Table 2: Performance-Based Awards Achievement History

Fiscal Year	Performance Measures
	CAGR of Core EPS or Cumulative Core EPS(1)(2)	Jabil TSR vs. S&P 500 (1)	Fiscal 2011 Core Operating Profit Margin(3)	Fiscal 2013 Long TermCash
2007	0% vested
2008	150% vested	0% vested for the 1st and 3rd performance periods 50% vested for the 2nd performance period
2009	200% vested	0% vested for the 1st and 2nd performance periods 50% for the 3rd performance period
2010	200% vested	20% vested for the 1st performance period 50% for the 2nd performance period 30% for the 3rd performance period
2011	150% vested		100% vested
2012	Initial 3-year performance period remains open
2013(4)	Initial 3-year performance period remains open			3-year performance period remains open

(1)	These terms are defined and explained in detail in “Financial/Operational Goals of Performance Metrics – Definitions for Equity Incentive Metrics.”
(2)	In fiscal 2011 and in subsequent years, cumulative core EPS replaced core EPS Compound Annual Growth Rate (CAGR) as the performance metric.
(3)	To focus NEOs on corporate core operating profit margin during an uncertain global economic environment, a one-time grant of performance-based RSUs was awarded with vesting based upon fiscal 2011 core operating profit margin.
(4)	In fiscal 2013 NEOs were granted both equity-based and cash-based long-term incentive awards, which are discussed in greater detail in “NEO Long-Term Incentives.”

We believe the above information shows that we emphasize at-risk, performance-based compensation that is payable based on targets that the Compensation Committee intends to be challenging. We also believe that our financial results demonstrate that the NEOs are making significant contributions to the success of Jabil and that our compensation strategy has been a contributing factor towards achieving certain of these successes, including a further improved balance sheet and broad-based capabilities to deliver innovative solutions.

Guiding Principles of the Executive Compensation Program

Annually, the Compensation Committee reviews its executive compensation philosophies which guide decisions regarding the executive compensation program. At the core of Jabil’s compensation philosophies is the recognition that Jabil’s executives play a key role in creating long-term stockholder value. The following table shows each of the guiding principles of the executive compensation program, the rationale for each principle and the elements of compensation that align with each principle:

Guiding Principles	Rationale	Elements of Compensation

Alignment with Stockholders’ Interests

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•    emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•    is significantly impacted by the value of our stock; and

•    results in a continuing significant ownership of our stock.

Long-term incentives

Pay for Performance	An effective way to reach short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and on the performance of our stock. The portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary. While total compensation should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.	Cash short-term incentives and performance-based long-term incentives

Competitiveness	To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.	Salary, cash short-term incentives, long-term incentives

Elements of the Executive Compensation Program

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values

Salaries

•    Provide a minimum fixed amount of compensation.

•    Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•    Recognize individual performance.

•    Are reviewed on a periodic basis and compared with salaries of comparable executives in the peer group and in compensation surveys.

Short-term Incentives

•    Communicate strategic priorities and identify key financial and business objectives.

•    Motivate achievement of short-term or long-term objectives.

•    Are 100% at-risk, most of which have a minimum financial or operational threshold that must be achieved to receive any payout.

•    Target bonus opportunity payouts (as a percentage of salary) are compared with target bonus opportunity payouts (as a percentage of salary) of comparable executives in the peer group and/or compensation surveys.

•    Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging, in most cases, from 0% (below threshold performance) to a maximum of 200% of target payout.

•    Align chosen financial and other measures to an individual’s scope of influence.

Long-term Incentives

•    Motivate attainment of long-term financial goals and incent managerial action intended to increase long-term stock price appreciation.

•    Special equity awards may occur to promote a short-term focus on a specific financial objective, provided such short-term equity awards are infrequent.

•    Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•    Ensure majority of grants are at-risk and are tied to financial performance.

•    Reward long-term service and promote retention with vesting schedules that generally span several years.

•    The grant-date value of long-term incentives is influenced by market data of comparable executives in the peer group and in compensation surveys.

Balance of Elements. The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation each fiscal year. The allocation among elements varies for each NEO to reflect market practices and to place a greater percentage of compensation at risk as scope of authority and responsibilities increase. In addition, the Committee balances the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity and equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term. The Committee’s philosophy is that the cash short-term incentives’ performance metric targets should appropriately balance the objectives of being challenging and motivating. Threshold and target levels are carefully established, and maximum achievement and payout levels are set as a way to avoid incenting unnecessary risk-taking. See also the discussion regarding compensation risks at “Risks in Compensation Practices.”

The Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and/or historical compensation data. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. In addition, the Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice, reviews ratings information from proxy advisory services, and inquiries regarding the accounting and tax treatment for the compensation program.

Role of Compensation Consultant. The Compensation Committee has the sole authority to hire, and to dismiss, its compensation consultant. Reports and advice from the consultant may be requested by the Committee and are shared with the Board and management at the Committee’s discretion. The Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal 2013 included attending all Committee meetings, either in person or telephonically, reviewing and validating the peer group, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation, and facilitating the CEO evaluation and performance review process. SH&P has access to management, and interacts with management to gather compensation and performance information regarding Jabil, to develop concepts relating to potential compensation program designs, to ensure that compensation programs are administered in accordance with the decisions of the Committee and disclosed with high levels of transparency, and to ensure that accurate and timely information is presented to the Committee by SH&P and management. The Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal 2013, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rule, and concluded that SH&P was independent and there was no conflict of interest raised as a result of any work performed by SH&P, directly or indirectly, for the Committee during fiscal 2013.

Role of Management. Our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Chief Human Resources Officer collectively make a recommendation to the Compensation Committee regarding compensation elements and amounts, and performance measures and targets for our executive incentive compensation programs (except for the CEO). This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings, and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; (iv) the executives’ expected contributions in light of the responsibilities inherent in his or her position; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Committee. The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Committee Charter, posted on our website at www.jabil.com, sets forth the Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets, and grants long-term incentive awards. In making these decisions, the Committee reviews: (i) management’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s various operating segments; and/or (v)  guidelines established by institutional investors and proxy advisory firms.

Competitive Benchmarking. The Compensation Committee periodically reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies when it establishes target total cash compensation at the beginning of the fiscal year. However, actual total cash compensation may range from below-the-market 25th percentile at the low end, to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives are made on a case-by-case basis and consider market data, financial performance, individual performance and potential, and aggregate share usage. The Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate, global operations, similar annual revenue and/or market capitalization, and businesses that are complex and broad and/or compete with Jabil for executive talent. In April 2012, the Committee adopted a peer group for use when setting compensation for fiscal 2013 consisting of the following companies:

•    Applied Materials, Inc.
•    Avnet, Inc.
•    Danaher Corporation
•    Emerson Electric Company
•    Qualcomm, Inc.
•    Seagate Technology
•    Texas Instruments, Inc.
•    TE Connectivity Ltd. (previously known as Tyco
Electronics, Ltd.)	• Arrow Electronics, Inc. • Celestica, Inc. • EMC Corporation • Flextronics International • Sanmina Corporation • SYNNEX Corporation • Tech Data Corporation • Western Digital Corporation

The 16 companies in the peer group were used to set fiscal 2013 NEO target compensation with the only change from the previous year’s peer group being the removal of Advanced Micro Devices as its revenues were relatively low compared to Jabil’s projected fiscal 2013 projected revenue. When fiscal 2013 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available was above the peer group median, ranking at the 61st percentile. The Committee’s consultant compared Jabil’s NEO target pay using the peer group as part of the Committee’s process to establish NEO salaries, annual incentive targets and long-term incentive awards granted for fiscal 2013. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys. Some adjustments to NEO salaries and annual incentive targets were made based upon a competitive analysis using these sources of pay data. The Committee considered comparison data regarding long-term incentives for the NEOs as one factor, but did not strictly award grants with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation. The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. The Committee selected the performance metrics for the fiscal 2013 annual cash incentives pursuant to the Short-Term Incentive Plan approved by stockholders in January 2011.

Long-Term Incentive Compensation Award Practices. The annual grant cycle for grants of long-term incentive awards to our executives typically occurs at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, such as a change in an officer role or to implement design changes to align compensation with strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically considers Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, and the incentive opportunity Jabil desires to provide to the NEOs. For the fiscal 2013 long-term incentive awards to our NEOs, the Committee considered Jabil’s financial performance, the executive’s role and responsibilities, individual performance, internal equity and the level of previous long-term incentive awards. The Committee utilized peer group and compensation survey data to provide context for its determinations of these grants. In fiscal 2013, the

Committee also established a long-term cash incentive award to incent management to achieve, over a three-year period, higher earnings per share results and to reward management if those results were achieved, which is discussed in greater detail in “NEO Long-Term Incentives.”

A majority of equity incentive awards granted to our NEOs are performance-based. Over the past several years, the Compensation Committee granted performance-based RSU awards conditioned on the compound annual growth rate in Jabil’s core EPS over a minimum of three years and up to five years. In prior years, we have granted performance-based restricted stock awards conditioned on Jabil’s TSR relative to that of the S&P 500 during three annual measurement periods, and stock appreciation rights or stock options.

Time-based awards are also granted to the NEOs in order to achieve specific elements of the compensation program. We believe that time-based stock awards with vesting over three years provides the recipient with the likelihood of long-term value directly aligned with the stock price and requires long-term service. This aligns with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

In October 2007, the Board of Directors adopted a stock incentive and compensation award policy. The components of the award policy are:

•	Grant timing guidelines, including requirements to pre-set dates on which awards may be granted and disclose those dates;
•	Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;
•	Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and
•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

In accordance with this policy, the Compensation Committee designates the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during each fiscal year. The stock and stock-based awards granted during fiscal 2013 to the NEOs were made in accordance with this policy. The dates designated by the Committee for fiscal 2014 are the dates on or about the dates on which the Committee held or will hold meetings in connection with the quarterly meetings of the Board during fiscal 2014: October 16-17, 2013 and, as currently scheduled, January 22-23, 2014, April 16-17, 2014 and July 23- 24, 2014. In the event of “special circumstances” (the determination of which is in the Committee’s discretion), the Committee may grant stock and stock-based incentive awards on dates other than these designated dates.

Other Compensation Policies and Considerations

Retirement and Pension Plan, Death and Disability. Jabil does not provide qualified pension benefits to any NEO. NEOs are eligible to participate in a 401(k) Retirement Plan (“401(k) Plan”), which also includes a Company matching contribution. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro-rate this bonus for service through the date of retirement. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Eligibility is determined based upon the age and/or years of service of the particular officer. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs and unvested long-term cash awards may vest and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs and unvested long-term cash awards may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance Arrangements. Jabil’s NEOs do not have employment agreements or severance benefit agreements. Upon a termination for any reason whatsoever, the NEO will receive the pro rata portion of salary earned to the date of termination. The payment of annual cash incentive compensation is paid out if the NEO was employed during the full fiscal year, although the Compensation Committee has discretion to consider pro-rata payments on a case-by-case basis if the NEO is not employed for the full fiscal year. Vested stock options and stock appreciation rights may be exercised in accordance with the applicable award agreements. All unvested restricted stock awards are forfeited unless there is a change in control or, in the case of performance-based restricted stock awards, the NEO is retirement-eligible. Unvested RSUs and unvested long-term cash awards are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case by case basis, we have at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements. The NEOs do not have change in control severance agreements. Awards granted under the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan (the “2011 SIP”) may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the nonqualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan and the 2011 SIP will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, and/or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the 2011 SIP, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the 2011 SIP, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

Under the 2002 Stock Incentive Plan, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or stock appreciation right will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or stock appreciation rights as to all or any part of the stock covered, including shares not otherwise exercisable.

In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and stock appreciation right under the 2002 Stock Incentive Plan will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights will be accelerated, unless otherwise determined by the Board of Directors in its discretion.

In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights under the 2002 Stock Incentive Plan which are vested and exercisable will be terminated in exchange for a cash payment.

A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments Upon Termination or a Change in Control”.

Additional Compensation Programs in Which NEOs May Participate. NEOs are eligible to participate in those programs that are also offered to a broad-based group of our employees, including the 401(k) Plan, an employee stock purchase plan that is intended to qualify for favorable tax treatment for U.S.-based employees under section 423 of the Internal Revenue Code, and welfare benefit programs such as medical and prescription coverage, dental and vision programs, short- and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.

Other Compensation. For fiscal 2013, the value of the other benefits comprising “All Other Compensation” to the NEOs, other than expatriate benefits to one NEO, was minimal with the value of such benefits disclosed in detail in the Summary Compensation Table under the “All Other Compensation” column and the related notes. In fiscal 2013 as in prior years, the most significant component of these other benefits are the expatriate benefits we pay to those NEOs whom we ask to relocate that are intended to compensate for additional economic costs for such items as housing, transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdictions. We do not take into account any such expatriate related payments when considering the competitiveness of an executive officer’s compensation.

Nonqualified Deferred Compensation. U.S. officers may participate in a nonqualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Officers meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. Three NEOs have participated since inception in Jabil’s nonqualified deferred compensation program. Jabil made no discretionary contributions to the accounts of NEOs for fiscal 2013. More information is shown in the Nonqualified Deferred Compensation in Fiscal 2013 table.

Recovery of Executive Compensation. Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement. At this time, Jabil has not established a specific policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. When final rules are issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning recovery of executive compensation, the Compensation Committee intends to adopt a specific policy in accordance with the requirements of the final rules.

Insider Trading Policy. Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. While we do not have a policy that specifically prohibits executive officers from hedging the economic risk of stock ownership in Jabil stock, we discourage our executive officers from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Share Ownership Requirements. In October 2010, the Compensation Committee adopted minimum share ownership requirements for Jabil’s executive officers which are expected to be met within five years of becoming an executive officer. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary
CEO	5x
President, COO and CFO	3x
Other executive officers	1x

Shares to be counted toward these requirements include shares owned directly or indirectly (e.g., in a trust or by a spouse or minor child) and unvested time-based restricted stock/RSUs. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All those who were executive officers as of the January 2013 Annual Meeting of Stockholders were in compliance with the share ownership requirements.

Tax Deductibility of NEO Compensation. Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to NEOs serving at fiscal year-end (excluding our principal financial officer) in excess of $1 million unless it qualifies as “performance-based.” In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee balances the net cost to Jabil, the market for executive talent and the need to retain and motivate its NEOs. Performance-based awards granted to executive officers that may be covered under Section 162(m) are generally structured to be fully deductible. The Committee believes, however, that it is important to preserve flexibility in administering compensation programs so as to promote corporate goals. Accordingly, the Committee from time to time has approved elements of compensation that were consistent with the objectives of the executive compensation program, but that may not be fully deductible. Time-based RSU awards and certain performance-based awards granted in fiscal 2013 (which were granted to align compensation with the new roles and responsibilities assigned to certain NEOs at a date that did not permit Section 162(m) qualification) do not qualify as performance-based compensation under Section 162(m) and therefore, in some cases, can result in compensation to certain executives that is not fully tax deductible by Jabil.

Accounting for Share-Based Compensation. Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

January 2013 Say-On-Pay Advisory Vote on Executive Compensation. We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the annual meeting in January 2013. At that annual meeting of stockholders, more than 93% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program, it did not make any significant changes to the executive compensation program and policies for fiscal 2013 compensation. The Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

NEO Fiscal 2013 Compensation

NEO Total Direct Compensation Mix

The following chart illustrates the fiscal 2013 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation, that is, salary plus the target value of the short-term cash and long-term incentives. This chart assists in demonstrating our compensation philosophy that the significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal 2013. “Salary” is the annual salary for the NEOs for fiscal 2013; “Target Cash Annual Incentive” is at the target payout of the short-term incentive program for fiscal 2013; “Target Cash Long-term Incentive” is at the target payout of the program for the fiscal 2013 through 2015 performance period; and “Performance-Based Equity” and “Time-Based Equity” are the grant date fair values at target for fiscal 2013. These amounts differ from those shown in the Summary Compensation Table, which reflects actual short-term cash incentives earned in fiscal 2013 and does not show the target payout of the long-term cash incentive program.

FISCAL 2013 MIX OF TARGET TOTAL DIRECT COMPENSATION ELEMENTS

The chart above shows that at least 65% of NEO fiscal 2013 target compensation is variable, “at-risk” compensation, which may vest above or below target levels based upon corporate and/or business group performance. Performance must exceed a specific pre-established threshold level or the elements of variable cash and/or equity compensation will have no value at the end of the performance period. Although time-based equity grants will vest at the number of shares granted, the actual value of the time-based equity at date of vest is dependent upon Jabil’s share price, which could decline during the vesting period. Therefore, over 80% of NEOs’ target compensation was linked to Jabil’s business performance and stock price performance.

Salary

Except for Mr. Main, all of the NEO salaries were increased in fiscal 2013 and the target annual cash incentive (as a percentage of salary) was increased for three NEOs due to the changes in their roles. These adjustments were made based upon a comprehensive review of Jabil’s NEO compensation competitiveness relative to the peer group and compensation survey data. The target annual cash incentive percentages vary depending on the executive’s responsibilities and market data considerations, and we believe they demonstrate Jabil’s emphasis on at-risk compensation. Because target annual cash incentives are set as a percentage of salary, the increases in salary have the effect of increasing the dollar value of target annual incentives. The table below compares the fiscal 2012 and 2013 salary and annual cash incentive compensation structures.

NEO	Fiscal 2012 Salary	Fiscal 2013 Salary	% Salary Increase	Fiscal 2012 Target Annual Incentive (as a % of salary)	Fiscal 2013 Target Annual Incentive (as a % of salary)
Mondello (1)	$750,000	$925,000	23.3%	120%	150%
Alexander	$575,000	$615,000	7.0%	100%	100%
Muir (2)	$600,000	$620,000	3.3%	100%	120%
Peters (3)	$500,000	$620,000	24.0%	90%	120%
McGee	$475,000	$495,000	4.2%	90%	90%
Main (4)	$1,100,000	$1,100,000	0%	150%	150%
Chiang	$445,000	$530,000	19.1%	90%	90%

(1)	Mr. Mondello was promoted to Chief Executive Officer in fiscal 2013.
(2)	Mr. Muir was promoted to Chief Operating Officer in fiscal 2013.
(3)	Mr. Peters was promoted to President in fiscal 2013.
(4)	Mr. Main retired as Chief Executive Officer on March 1, 2013. The amount listed here under “Fiscal 2013 Salary” was the salary set early in fiscal 2013. As a result of his retirement during the fiscal year, his actual salary and annual incentive payout were prorated.

NEO Annual Cash Incentives

Definitions for Annual Cash Incentive Metrics

The following definitions are used for determining annual cash incentive compensation:

•	Core operating income is operating income under GAAP before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, but excludes the impact of any acquisitions closed in fiscal 2013.
•	Core operating profit margin is core operating income divided by net revenue (in accordance with GAAP).
•	Core ROIC is core operating income, net of tax, plus the tax effect of interest expense divided by the average total debt and stockholder’s equity balances, less the average cash and cash equivalent balance and, for compensation purposes, is calculated as the sum of the quarterly core ROIC divided by four. This definition excludes the impact of any acquisitions closed in fiscal 2013.
•	Net ROIC is calculated as net core operating income multiplied by (1 minus the tax rate) divided by ROIC total net assets, and this metric covers the entire fiscal year. Total net assets (as used in this definition) is working capital plus fixed assets plus goodwill and intangibles.

Selection and Weighting of Performance Measures . Each year, the Compensation Committee selects the metrics to be used to measure NEO performance. For fiscal 2013 the Committee evaluated the performance of each of the NEOs using (a) a matrix that combined corporate core operating income with corporate core operating profit margin and (b) core ROIC. In addition to those performance measurements, the performance of Mr. Chiang (the head of our Materials Technology Services group, or MTS) was also evaluated using (a) a matrix that combined MTS core operating income with MTS core operating profit margin and (b) net ROIC for MTS. In his role as EVP, Strategic Planning and Development, Mr. McGee was also given individual goals for fiscal 2013 relating to various organizational and transition matters under Mr. Mondello’s leadership, implementing improvements to the strategic planning process, creating business plans that align with Jabil’s growth strategy and focusing on strategic development initiatives. The first individual goal was weighted more heavily than the other individual goals. The Chief Executive Officer assessed Mr. McGee’s performance and determined the payout amount for Mr. McGee’s performance against his individual goals using his judgment and discretion.

The Compensation Committee selected these financial metrics in order to incent the NEOs to focus on increasing corporate income through higher margin products and services, and on achieving an efficient return on deployed capital. The Committee believes that these performance measures effectively motivated the NEOs to focus on growth in both revenue and profitability because the targets were challenging but obtainable, measurable, clearly understood and, in the Committee’s belief, the drivers of the creation of sustainable long-term value for our stockholders.

The Compensation Committee determined how each performance measure was weighted for the purposes of calculating each NEO’s fiscal 2013 cash incentives. The weightings vary based on each NEO’s role and area of influence. The weightings are set forth in the table below.

NEO	CORPORATE METRICS		MTS GROUP METRICS		INDIVIDUAL GOALS
	Core Op Income with Core Op Profit Margin	Core ROIC	Core Op Income with Core Op Profit Margin (MTS)	Net ROIC
Mondello	65%	35%	–	–	–
Alexander	65%	35%	–	–	–
Muir	65%	35%	–	–	–
Peters	65%	35%	–	–	–
McGee	50%	25%	–	–	25%
Main	65%	35%	–	–	–
Chiang	25%	10%	40%	25%	–

Determination of Incentive Targets. For each of the selected financial performance measures for the cash incentives, the Compensation Committee sets specific targets and related performance levels for fiscal 2013 early in the fiscal year. The financial performance metrics were selected from those authorized in the Short-Term Incentive Plan. All of these financial performance measures are at-risk. As mentioned above, Mr. McGee’s individual goals were not financial-based, but instead were related to completion of individual objectives established and evaluated by the Chief Executive Officer.

The Compensation Committee then determined how the actual achievement of each of these financial performance metrics would translate into the calculation of each NEO’s fiscal 2013 cash incentive. The Committee chose ranges that it believed were challenging, yet attainable.

The following table shows the percentages used to calculate each NEO’s fiscal 2013 annual cash incentive based on the threshold, target and maximum potential achievement for the corporate financial performance metrics applicable to all of the NEOs. Thresholds and maximum levels of achievement for each of the corporate as well as individual metrics were established by the Compensation Committee, with performance below the threshold for a particular metric resulting in no payout and maximum payout capped at 200%. To simplify the presentation, certain intermediate performance levels are not shown; however, payouts were determined by linear interpolation when financial performance occurred between data points in the performance/payout schedules.

Corporate Core Operating Income with Core Operating Profit Margin						Corporate Core ROIC
Threshold		Target		Max		Threshold	Target	Max
Op Income	Profit Margin	Op Income	Profit Margin	Op Income	Profit Margin
$630m	4.00%	$770m/$860m	4.80%/4.00%	$890m/$970m	4.60%/4.45%	19.0%	25.0%	31.0%
Percentage of Achievement Level Payout
28%		100%		200%		25%	100%	200%

Inherent in the nature of a matrix approach to measuring payout structure, the measurements of core operating income combined with core operating profit margin may result in multiple financial performance combinations that allow similar cash incentive payouts. For example, a target payout level (100%) could occur with (a) corporate core operating income of $850 million and corporate core operating profit margin of 4.3% or (b) corporate core operating income of $790 million and corporate core operating profit margin of 4.5%. At certain lower levels of performance, payout for core operating income and core operating profit margin would have occurred only if the growth in U.S. GDP for the nearest four consecutive calendar quarters reported by the U.S. federal government ending prior to August  31, 2013 was less than 0.5%.

Actual Cash Incentives. The tables below show the percentage of each annual cash incentive financial performance metric that was actually achieved in fiscal 2013 as compared to the target, as certified by the Compensation Committee in September and October 2013, and set forth the total cash incentive value at target compared to the total cash incentive amount actually received.

Performance Level Attained
NEO	Corporate Core Operating Income with Core Operating Profit Margin		Corporate Core ROIC
	$623 million	3.4%	19.3%
Actual Fiscal 2013 Financial Achievement As A Percentage Of Target
Mondello	0%		32%
Alexander	0%		32%
Muir	0%		32%
Peters	0%		32%
McGee (1)	0%		32%
Main	0%		32%
Chiang (2)	0%		32%

(1)	The Chief Executive Officer determined that Mr. McGee achieved 90% of his individual performance goals in fiscal 2013 based on his assessment of Mr. McGee’s performance.
(2)	The Compensation Committee determined that Mr. Chiang achieved 170% of the MTS core operating income with core operating profit margin goal, and 200% of the MTS net ROIC goal.

Actual Fiscal 2013 Combined Total Annual Cash Incentives Received

NEO	Targeted Incentive Amount	Actual Incentive Received (1)		% of Actual Payout Against Target
Mondello	$1,387,500	$155,400		11.2%
Alexander	$615,000	$68,880		11.2%
Muir	$744,000	$83,328		11.2%
Peters	$744,000	$83,328		11.2%
McGee	$445,500	$135,878		30.5%
Main	N/A	$91,641	(2)	N/A
Chiang	$477,000	$465,552	(3)	97.6%

(1)	The values of the fiscal 2013 actual cash incentives received also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	Mr. Main retired as an employee during fiscal 2013 and received a bonus prorated for the time of his tenure.
(3)	Actual performance for the MTS group exceeded target. The Compensation Committee, after considering the overall performance of the MTS group, exercised negative discretion on Mr. Chiang’s MTS certified results resulting in a 19.5% reduction in the total annual cash incentive actually received.

NEO Long-Term Incentives

Definitions for Long-Term Incentive Metrics

The following definitions are used for determining long-term incentive compensation:

•	Cumulative core EPS is adjusted core EPS up to a five-year performance period for long-term equity-based awards and a three-year performance period for long-term cash awards.
•	Adjusted core EPS is GAAP net income before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

Long-Term Compensation

For fiscal 2013, the Compensation Committee granted the NEOs one type of performance-based RSU award and one type of time-based RSU award, with the potential to achieve the most value placed on the performance-based grant. At the target amounts, the performance-based RSU awards and time-based RSU awards represented approximately 67% and 33%, respectively, of the total fair value of the fiscal 2013 equity awards. The Committee granted RSUs with accumulated dividend equivalents, which allow cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

The Compensation Committee also granted the NEOs a long-term cash incentive award in fiscal 2013 in an attempt to incent superior core EPS growth over a three-year performance period. This award is not tied to stock price and does not have dividend equivalents associated with the vesting event. The awards vest at a fixed dollar amount based upon cumulative core EPS performance during the performance period.

Performance-Based Equity Awards. These awards are at-risk and variable and vesting is based on the achievement of cumulative core EPS over an initial three-year performance period. The cumulative core EPS target for fiscal 2013 is a 9% compound annual growth rate (“CAGR”) over the performance period. The Compensation Committee believes that measuring performance against a multi-year measurement of cumulative core EPS aligns the NEOs’ compensation with stockholders’ interests over a longer term horizon.

The awards contain a threshold level. If cumulative core EPS at the end of the initial three-year period equals or exceeds the target goal, then the corresponding number of RSUs vest (up to 100% of the number granted) and no additional RSUs associated with the award will vest. However, if at the end of the initial three-year performance period cumulative core EPS is below the target goal, then the corresponding number of RSUs will vest (that is, less than 100% of the number granted), and the RSUs will have up to two additional years to vest up to the target number (100%) of RSUs initially granted based upon cumulative core EPS goals that are tied to a continued 9% CAGR. We believe the additional two years of vesting (if less than 100% of the shares granted actually vest at the end of the initial three-year performance period) continue to motivate the NEOs to achieve long-term EPS growth if, among other potential causes, weak global macroeconomic conditions hamper Jabil’s core EPS during the initial performance period. The Committee chose to cap the RSUs that may vest at 100% of the number granted in order to limit share usage.

The table below illustrates the cumulative core EPS goals and corresponding threshold and target shares that could vest during the initial three-year performance period and potential subsequent performance periods. Performance results between a threshold level and target level are determined by means of interpolation. If less than 100% of the RSUs granted in fiscal 2013 vest at the end of the three or four year performance periods, then up to 100% may vest according to the following schedule (reduced by the number of RSUs that previously vested). Maximum achievement is capped at 100%.

	Cumulative Core EPS Three-year Performance Period (9/1/2012 – 8/31/2015)	Percentage of Shares to Vest	Cumulative Core EPS Four-year Performance Period (9/1/2012 – 8/31/2016)	Percentage of Shares to Vest (1)	Cumulative Core EPS Five-year Performance Period (9/1/2012 – 8/31/2017)	Percentage of Shares to Vest (2)
Threshold	$7.41	20%	$9.92	20%	$12.47	20%
Target/Max*	$8.65	100%	$12.06	100%	$15.79	100%

*	assumes 9% CAGR of cumulative core EPS
(1)	If less than 100% of the RSUs granted in fiscal 2013 vest at the end of the three-year performance period, then up to 100% may vest as set forth above (reduced by the number of RSUs that previously vested in the three-year performance period).
(2)	If less than 100% of the RSUs granted in fiscal 2013 vest at the end of the four-year performance period, then up to 100% may vest as set forth above (reduced by the number of RSUs that previously vested in the three and four-year performance periods).

Performance-Based Cash Awards. These awards are at-risk and variable and vesting is based on the achievement of cumulative core EPS over a three-year performance period. If the CAGR of cumulative core EPS equals or exceeds a target of 14% during the performance period (which equates to a cumulative core EPS of $9.49 or greater), then 100% of the long-term cash incentive will vest. However, if at the end of the three-year performance period cumulative core EPS is equal to or below the threshold goal of $8.65, then no cash awards will vest.

The table below illustrates the cumulative core EPS goals and corresponding percentage of the performance-based cash award that could vest during the three-year performance period. Performance results between a threshold level and target level are determined by means of interpolation.

Cumulative Core EPS Three-year Performance Period (9/1/2012 – 8/31/2015)	Percentage of Cash Awards to Vest
Equal to or less than $8.65	0%
$8.81	20%
$8.98	40%
$9.15	60%
$9.32	80%
$9.49 or greater	100%

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal 2013 Table.

Time-Based Awards. The time-based awards made to the NEOs for fiscal 2013 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vest in the third year after the grant. Additionally, time-based awards comprise a minority of the NEOs’ fiscal 2013 target total direct compensation, ranging from 12.5% to 19.9% of the NEOs’ fiscal 2013 target total compensation, including the long-term cash incentive awards.

CEO Compensation for Fiscal 2013

As a result of the Board of Directors’ CEO succession planning, the Board determined that Mr. Mondello would become Jabil’s CEO upon the retirement of Mr. Main in March 2013. Following the conclusion of fiscal 2012, the Compensation Committee met in executive session to determine a compensation package that recognized Mr.

Mondello’s expected, upcoming transition from Chief Operating Officer to CEO. The Committee considered market data of other CEOs and sought to set Mr. Mondello’s target total direct compensation (base salary plus target annual cash incentive plus the value of equity incentive awards at date of grant) at less than the 50th percentile (median) of the market data since this was Mr. Mondello’s first year serving as CEO.

Mr. Main retired as CEO on March 1, 2013. Jabil achieved significant growth during Mr. Main’s tenure and we believe he successfully led Jabil to execute a well-designed strategy of building significant market presence and diversification. Recent years have seen core operating income and net revenue at the highest levels in Jabil’s history and consistent improvements in core ROIC and core operating profit margin. Jabil’s TSR exceeded the S&P 500 in three and five-year performance over the most recent applicable periods. Mr. Main’s compensation package for fiscal 2013 was set at the same level as the prior year, and was prorated for his period of service during the fiscal year.

Neither Mr. Mondello’s nor Mr. Main’s compensation package included pension benefits, severance commitments, tax gross-up commitments, nor significant perquisites. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions). Because many CEOs at comparable companies receive significant compensation in the form of perquisites and benefits, we believe that Mr. Mondello’s and Mr. Main’s total remuneration opportunities likely would be comparatively lower if compensation items beyond total direct compensation were taken into account for a market comparison.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and

Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

By the Compensation Committee

David M. Stout, Chair

Mel S. Lavitt

Lawrence J. Murphy

Summary Compensation Table

The following table summarizes the compensation of our NEOs for fiscal 2013, 2012 and 2011. The NEOs are our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers based upon their total compensation during fiscal 2013, and one additional individual who was an executive officer for portions of fiscal 2013 but was not an executive officer as of August 31, 2013.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark T. Mondello,	2013	925,000	3,593,462	155,400	10,200	4,684,062
Chief Executive Officer	2012	750,000	3,237,768	694,800	13,897	4,696,465
	2011	725,000	3,682,202	1,123,605	14,468	5,545,275
Forbes I. J. Alexander,	2013	615,000	1,797,488	68,880	5,100	2,486,468
Chief Financial Officer	2012	575,000	2,336,265	443,900	10,321	3,365,486
	2011	550,000	2,414,710	639,293	4,900	3,608,903
William D. Muir, Jr.,	2013	620,000	1,878,096	83,328	10,200	2,591,624
Chief Operating Officer	2012	600,000	2,437,976	217,500	12,224	3,267,700
	2011	555,000	2,619,616	460,789	435,465	4,070,870
William E. Peters, President	2013	620,000	1,950,168	83,328	11,599	2,665,095
Joseph A. McGee, Executive Vice President, Strategic Planning and Development	2013	495,000	1,087,152	135,878	10,200	1,728,230
Timothy L. Main, (5) Chief Executive Officer, President	2013	545,479	2,112,000	91,641	4,209	2,753,330
	2012	1,100,000	6,856,557	1,273,800	2,146	9,232,503
	2011	1,050,000	7,277,500	1,966,309	—	10,293,809
Hwai H. Chiang, (6)	2013	530,000	1,193,456	465,552	499,798	2,688,806
Executive Vice President, Materials Technology Services	2012	445,000	1,582,021	627,784	229,572	2,884,377

(1)	The “Salary” column reflects the salaries for the fiscal year on an accrual basis.
(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013. A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the “Stock Awards” column assuming a target level of achievement. For the performance-based RSU awards granted in fiscal 2013, the target and maximum level are the same. See the Grants of Plan-Based Awards in Fiscal 2013 table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal 2013 and the Outstanding Equity Awards at 2013 Fiscal Year End table with respect to RSU awards made prior to fiscal 2013. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.
(3)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Annual Incentive Plan for services performed in each fiscal year including $50,500 and $232,776 deferred in fiscal 2013 by Mr. McGee and Mr. Chiang, respectively, under Jabil’s Executive Deferred Compensation Plan. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal 2013 table.

(4)	The following table describes the components of the “All Other Compensation” column for fiscal 2013:

Name	Jabil Contributions to 401(k) Plan	Perquisites and Other Personal Benefits		Expatriate Benefits		Total
Mondello	$10,200	—		—		$10,200
Alexander	$5,100	—		—		$5,100
Muir	$10,200	—		—		$10,200
Peters	$10,200	$1,399	(a)	—		$11,599
McGee	$10,200	—		—		$10,200
Main	—	$4,209	(a)	—		$4,209
Chiang	$11,556	—		$488,242	(b)	$499,798

a)	For Messrs. Peters and Main these amounts are for physical examinations.
b)	This sum is equal to the following amounts paid by Jabil to Mr. Chiang, or to some third party on behalf of Mr. Chiang, as a result of his ongoing work assignment in Singapore:
i.	$127,413 in connection with Mr. Chiang’s housing and utilities in Singapore.
ii.	$52,244 in order to compensate Mr. Chiang for the difference in purchasing power (COLA) between his home in California and Singapore.
iii.	$15,682 for Mr. Chiang’s automobile and other transportation expenses in Singapore.
iv.	$8,213 related to relocation.
v.	$1,520 for phone usage.
vi.	$134,000 US tax gross up related to Mr. Chiang’s assignment allowances, foreign taxes and home leave payments.
vii.	$6,700 for tax preparation fees.
viii.	$37,539 related to education for his children.
ix.	$62,500 related to home leave.
x.	$931 related to immigration costs.
xi.	$41,500 related to California 2012 tax extension payments.

Jabil restricts its executives’ use of corporate aircraft for personal purposes. When it does permit such use, it requires the executive to reimburse Jabil for an amount equal to or exceeding the flight’s aggregate incremental costs. As a result of such reimbursement, no perquisite disclosure is required under the SEC’s applicable disclosure rules.

(5)	Mr. Main retired as our Chief Executive Officer and President effective March 1, 2013.
(6)	The Board of Directors determined that Mr. Chiang was no longer an executive officer as of July 18, 2013.

Grants of Plan-Based Awards in Fiscal 2013

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal 2013, including: (1) the grant date of awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2013 performance and the range of possible cash payouts under our long-term cash incentive awards granted under our 2011 Stock Award and Incentive Plan for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this proxy statement) (3) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this proxy statement); (4) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stocks or Units” column); and (5) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Type (3)	Threshold (#)	Target (#)	Max (#)
	10/16/12	373,931	1,387,500	2,775,000
Mondello	10/16/12				EPS	27,360	136,797	136,797		2,407,627
	10/16/12				TBRS				67,377	1,185,835
	11/19/12	1	1,507,500	1,507,500
	10/16/12	165,743	615,000	1,230,000
Alexander	10/16/12				EPS	13,618	68,090	68,090		1,198,384
	10/16/12				TBRS				34,040	599,104
	11/19/12	1	750,350	750,350
	10/16/12	200,508	744,000	1,488,000
Muir	10/16/12				EPS	14,228	71,140	71,140		1,252,064
	10/16/12				TBRS				35,570	626,032
	11/19/12	1	783,960	783,960
	10/16/12	200,508	744,000	1,488,000
Peters	10/16/12				EPS	14,228	71,140	71,140		1,300,112
	10/16/12				TBRS				35,570	650,056
	11/19/12	1	783,960	783,960
	10/16/12	123,626	445,500	779,625
McGee	10/16/12				EPS	8,236	41,180	41,180		724,768
	10/16/12				TBRS				20,590	362,384
	11/19/12	1	453,800	453,800
	10/16/12	444,675	1,650,000	3,300,000
Main	10/16/12				EPS	16,000	80,000	80,000		1,408,000
	10/16/12				TBRS				40,000	704,000
	11/19/12	1	881,600	881,600
	10/16/12	122,589	477,000	954,000
Chiang	10/16/12				EPS	9,042	45,210	45,210		795,696
	10/16/12				TBRS				22,600	397,760
	11/19/12	1	498,210	498,210

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards (1) granted on October 16, 2012 under our Annual Incentive Plan for achievement of pre-specified levels of performance in fiscal 2013 and (2) granted on November 19, 2012 under our 2011 Stock Award and Incentive Plan for achievement of pre-specified levels of performance over the long-term performance period. If performance is below threshold, then no amounts will be paid. For additional information related to the annual cash incentive awards and long-term cash incentive awards, including performance goals, measures and weighting, see “Compensation Discussion and Analysis”. For actual annual cash incentive award payout amounts for fiscal 2013, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our 2011 Stock Award and Incentive Plan in fiscal 2013. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS targets. “TBRS” refers to time-based awards.
(4)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal 2013. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying a performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information regarding outstanding unexercised stock options (including SARs) and unvested RSU awards held by each of our NEOs as of August 31, 2013. Each grant of options (including SARs) or unvested RSU awards is shown separately for each NEO. The vesting schedule for each award of options (including SARs) is shown following this table based on the grant date.

		OPTION AWARDS (1)				STOCK AWARDS
Name	Award Grant Date	Number of Securities Underlying Unexer- cised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
		(#)	(#)	($)		(#)(2)	($)(3)	(#)(4)	($)(5)
Mondello	10/02/2003	75,000	—	26.14	10/02/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	64,630	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	74,933	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	20,000	—	21.56	10/23/2017	—	—	—	—
	10/21/2010	—	—	—	—	26,575	606,442	199,309	4,548,231
	10/20/2011	—	—	—	—	39,144	893,266	111,840	2,552,189
	10/16/2012	—	—	—	—	67,377	1,537,543	136,797	3,121,708
Alexander	10/02/2003	50,000		26.14	10/02/2013
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	38,537	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	45,763	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	15,000	—	21.56	10/23/2017	—	—	—	—
	10/21/2010	—	—	—	—	17,640	402,545	132,300	3,019,086
	10/20/2011	—	—	—	—	28,245	644,551	80,700	1,841,574
	10/16/2012	—	—	—	—	34,040	776,793	68,090	1,553,814

		OPTION AWARDS (1)				STOCK AWARDS
Name	Award Grant Date	Number of Securities Underlying Unexer- cised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
		(#)	(#)	($)		(#)(2)	($)(3)	(#)(4)	($)(5)
	10/02/2003	50,000	—	26.14	10/02/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
Muir	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	36,128	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	25,000	—	21.56	10/23/2017	—	—	—	—
	10/21/2010	—	—	—	—	20,344	464,250	152,580	3,481,876
	10/20/2011	—	—	—	—	29,475	672,620	84,213	1,921,741
	10/16/2012	—	—	—	—	35,570	811,707	71,140	1,623,415
Peters	10/02/2003	65,000	—	26.14	10/02/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	36,128	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	20,000	—	21.56	10/23/2017	—	—	—	—
	10/21/2010	—	—	—	—	13,196	301,133	98,970	2,258,495
	10/20/2011	—	—	—	—	21,493	490,470	61,407	1,401,308
	10/16/2012	—	—	—	—	25,560	583,279	51,120	1,166,558
	01/24/2013	—	—	—	—	10,010	228,428	20,020	456,856
McGee	10/02/2003	50,000	—	26.14	10/02/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	36,128	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	20,000	—	21.56	10/23/2017	—	—	—	—
	10/21/2010	—	—	—	—	10,310	235,274	77,320	1,764,442
	10/20/2011	—	—	—	—	17,500	399,350	50,000	1,141,000
	10/16/2012	—	—	—	—	20,590	469,864	41,180	939,728
Main	10/02/2003	105,000	—	26.14	10/02/2013
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	—	—	—	—
	10/25/2005	140,000	—	30.05	10/24/2015	—	—	—	—
	10/26/2006	140,000	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	37,000	—	21.56	10/23/2017	—	—	—	—
	10/21/2010	—	—	—	—	56,667	1,293,141	424,999	9,698,477
	10/20/2011	—	—	—	—	82,066	1,872,746	238,026	5,431,753
	10/16/2012	—	—	—	—	40,000	912,800	80,000	1,825,600
Chiang	04/24/2007	5,760	—	23.00	04/23/2017	—	—	—	—
	10/24/2007	20,000	—	21.56	10/23/2017	—	—	—	—
	10/21/2010	—	—	—	—	8,256	188,402	61,920	1,413,014
	10/20/2011	—	—	—	—	19,127	436,478	54,647	1,247,045
	10/16/2012	—	—	—	—	22,600	515,732	45,210	1,031,692
(1)	The options include incentive stock options, nonqualified stock options and SARs. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” or “net settlement” procedures. All SARs are settled in shares of our common stock. In the event of termination of employment for any reason other than retirement, stock options and SARs may be exercised only to the extent they were vested on the date of termination. Stock options and SARs expire 10 years from the date of grant, subject to earlier termination if the grantee’s employment terminates in certain circumstances. In the event of termination for any reason other than retirement, death or disability, stock options and SARs may be exercised during the 30-day period following termination. In the event of death or disability, stock options and SARs remain exercisable for a period of 12 months but in no event after the stated expiration date of the award. In the event of retirement, stock options and SARs remain exercisable for a specified period of time based upon the NEO’s age and/or years of service with Jabil. The following table details the vesting schedule for stock option and SAR grants based upon the grant date:

Grant Date	Vesting
10/02/2003

Options vested at a rate of 12% after the first six months (on April 17, 2003 and April 2, 2004, respectively) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 17, 2006 and December 2, 2007, respectively).

12/16/2003

Options vested upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant were based upon Jabil’s total shareholder return compared to peer group companies.

10/20/2004	Options vested at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).
10/11/2005, 10/25/2005, 10/26/2006

SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007, January 25, 2007 and January 26, 2008, respectively) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009, October 25, 2009 and October 26, 2010, respectively).

4/24/2007

SARs vested at a rate of one-twelfth fifteen months after the grant date (on July 24, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on April 24, 2011).

10/24/2007

SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).

(2)	These are grants of time-based RSUs and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. The NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $22.82, the closing market price of Jabil common stock on August 31, 2013.
(4)	These amounts represent the number of shares of performance-based RSUs granted in (a) fiscal 2011 with a three-year performance period covering fiscal years 2011 through 2013, (b) fiscal 2012 with a performance period as described in the “Compensation Discussion and Analysis” and (c) fiscal 2013 with a performance period as described in the “Compensation Discussion and Analysis”. For the performance-based RSUs granted in fiscal 2011, the number of shares and related values as of August 31, 2013 represent the award at maximum peformance level because actual performance through that date was at maximum level. For the performance-based RSUs granted in fiscal 2012 and 2013, the the number of shares and related values as of August 31, 2013 represent the award at target level because actual performance through that date was at target level. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(5)	The market value shown was determined by multiplying the number of shares of unearned performance-based RSUs at the applicable level of performance set forth in footnote (4) by $22.82, the closing market price of Jabil common stock on August 31, 2013.

Option Exercises and Stock Vested in Fiscal 2013

Our NEOs acquired the following shares upon the exercise of options (including SARs) and vesting of stock awards during fiscal 2013:

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mondello	80,500	326,226	276,707	4,723,633
Alexander	0	0	175,185	2,990,846
Muir	64,400	239,358	154,550	2,639,316
Peters	0	0	118,107	2,016,659
McGee	0	0	114,232	1,950,048
Main	0	0	430,170	7,346,222
Chiang	0	0	66,258	1,131,860

(1)	The value realized upon the exercise of stock options and SARs is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or SAR. The value realized was determined without considering any taxes that were owed upon exercise.
(2)	The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Non-Qualified Deferred Compensation in Fiscal 2013

In fiscal 2013, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Circuit, Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deemed deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal 2013, and the aggregate balance deemed as of August 31, 2013. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal 2013 ($)(1)	Registrant Contributions in Fiscal 2013 ($)	Aggregate Earnings in Fiscal 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of August 31, 2013 ($)(1)
Mondello	—	—	—	—	—
Alexander	—	—	50,415	—	569,947(3)
Muir	—	—	—	—	—
Peters	—	—	—	—	—
McGee	82,865(2)	—	22	—	82,887
Main	—	—	—	—	—
Chiang	386,872(2)		54,310	—	891,676(3)

(1)	The fiscal 2013 annual cash incentive award deferrals occurred in November 2013 at the time the annual cash incentive awards were paid; however, the annual cash incentive award deferrals are deemed to have been made as of August 31, 2013.
(2)	For Mr. McGee, $32,365 of these contributions came from his salary for fiscal 2013 and are reported in the “Salary” column of the Summary Compensation Table for fiscal 2013 and $50,500 of these contributions came from his annual cash incentive award for fiscal 2013 and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2013. For Mr. Chiang, $154,096 of these contributions came from his salary for fiscal 2013 and are reported in the “Salary” column of the Summary Compensation Table for fiscal 2013 and $232,776 of these contributions came from his annual cash incentive award for fiscal 2013 and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2013.
(3)	Of the $569,947 reported in this column for Mr. Alexander, (a) $307,505 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2011, (b) $170,730 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012 . Of the $891,676 reported in this column for Mr. Chiang, (a) $87,288 was reported in the “Salary” column of the Summary Compensation Table for fiscal 2012, (b) $188,335 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012.

Potential Payments Upon Termination

or a Change in Control

Jabil’s NEOs do not have employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment. The Compensation Committee may, in its discretion, award a bonus for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards and long-term cash incentive awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the grantee is terminated without cause or resigns for good reason. With respect to the 2011 Stock Award and Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in the “Change in Control Arrangements” section above.

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control, or (ii) in the case of RSUs granted beginning in fiscal 2011, the NEO is retirement-eligible, dies or becomes disabled, or (iii) in the case of performance-based RSUs granted prior to fiscal 2011, the NEO is retirement-eligible. In fiscal 2013, the Compensation Committee approved long-term performance-based cash incentive awards that are forfeited upon termination of employment unless (i) there is a change in control, (ii) the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis”.

The following table sets forth the additional amounts that could have been realized by each NEO if termination of his employment were to have occurred as of August 31, 2013 for these scenarios.

All NEOs	Termination Due to Change in Control	Termination Due to Retirement	Termination Due to Death	Termination Due to Disability
Salary	$0	$0	$0	$0
Cash Incentives	$0	$0	$0	$0
Equity	All unvested equity grants would be accelerated, resulting in these values:	Unvested performance-based and time-based RSUs would continue to vest, resulting in these values:	Unvested performance-based and time-based RSUs would vest immediately, resulting in these values:	Unvested time-based RSUs would vest immediately and unvested performance–based RSUs would continue to vest, resulting in these values:
Mondello Alexander Muir Peters McGee Main Chiang	$14,535,473 $9,159,149 $9,936,467 $7,587,171 $5,520,158 $23,750,394 $5,455,874	$4,548,231 $7,559,330 $3,481,876 $6,281,584 $4,533,512 $21,034,518 $1,413,014	$7,585,482 $4,842,975 $5,430,453 $3,861,806 $2,868,930 $13,777,164 $2,553,626	$10,327,510 $6,588,628 $7,252,751 $5,337,149 $3,942,840 $18,006,866 $3,728,887

The values above represent achievement of the maximum amount that could be realized at the market closing price on August 31, 2013. The only equity grants that were unvested at August 31, 2013 are RSU grants as all options and SARs have vested as of August 31, 2013.

Other Procedural Matters

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K, is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 17, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 22, 2014.

Vote by Internet • Go to www.investorvote.com/JBL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Martha F. Brooks	☐	☐	02 - Mel S. Lavitt	☐	☐	03 - Timothy L. Main	☐	☐

	04 - Mark T. Mondello	☐	☐	05 - Lawrence J. Murphy	☐	☐	06 - Frank A. Newman	☐	☐

	07 - Steven A. Raymund	☐	☐	08 - Thomas A. Sansone	☐	☐	09 - David M. Stout	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2014.	☐	☐	☐	3.	To approve (on an advisory basis) Jabil’s executive compensation.	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.             Signature 1 — Please keep signature within the box.         Signature 2 — Please keep signature within the box.

/ /

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/investor and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/investor on the Internet.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 23, 2014, at
10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2014, (3) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF JABIL’S EXECUTIVE COMPENSATION, AND (4) FOR TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT THEREOF.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY TELEPHONE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE